Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP REPORTS SECOND QUARTER 2015 RESULTS

AND RECONFIRMS 2015 EBITDA GUIDANCE OF $105 TO $120 MILLION

Portsmouth, NH (August 6, 2015) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the second quarter ended June 30, 2015.

“Sprague’s second quarter results reflected solid operating performance,” said David Glendon, President and Chief Executive Officer. “In line with our previously issued guidance of $0.0150 per unit growth, we raised our distribution for the fifth consecutive quarter to $0.4875 per unit, 3.2% higher than the distribution paid in the first quarter and 14% above the year ago quarter. Sprague continues to benefit from acquisitions made in the second half of 2014, and assuming normal market conditions for the remainder of the year we are maintaining full year 2015 adjusted EBITDA guidance between $105 and $120 million,” said Mr. Glendon.

Second Quarter 2015 Highlights

•	Adjusted gross margin was $40.6 million for the second quarter of 2015, compared to adjusted gross margin of $31.2 million for the second quarter of 2014.

•	Adjusted EBITDA was $4.0 million for the second quarter of 2015, compared to adjusted EBITDA of $4.7 million for the second quarter of 2014.

•	Net sales were $661.7 million for the second quarter of 2015, compared to net sales of $979.7 million for the second quarter of 2014.

•	Net loss on a GAAP basis was $2.6 million for the second quarter of 2015, compared to a net loss of $10.6 million for the second quarter of 2014. Net loss per fully diluted common unit on a GAAP basis was $0.12 in the second quarter of 2015.

EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with United States generally accepted accounting principles (“GAAP”), and are discussed in greater detail below under “Non-GAAP Financial Measures.” Readers should refer to the financial tables provided in this news release for reconciliation to the most comparable GAAP financial measures for the three months ended June 30, 2015.

Refined Products

•	Volumes in the Refined Products segment declined 6% to 289.1 million gallons in the second quarter of 2015, compared to 306.1 million gallons in the second quarter of 2014.

•	Adjusted gross margin in the Refined Products segment increased $7.8 million, or 43%, to $25.9 million in the second quarter of 2015, compared to $18.2 million in the second quarter of 2014.

“Sprague’s Refined Products business segment posted an impressive 43% year-over-year quarterly increase in adjusted gross margin,” said Mr. Glendon. “Contribution from our 2014 Castle acquisition, improved margin performance in Kildair’s refined products business, and a more favorable market structure for holding inventory relative to last year all drove our results higher. While a reduction in residual fuel export cargoes at Kildair was primarily responsible for an overall volume decline, the addition of our Bronx, NY terminal to Sprague’s network increased total distillate volumes.”

Natural Gas

•	Natural Gas segment volumes increased 6% to 12.2 Bcf in the second quarter 2015, compared to 11.5 Bcf in the second quarter of 2014.

•	Natural Gas adjusted gross margin decreased to $1.3 million for the second quarter of 2015, compared to $2.7 million for the second quarter of 2014.

“Sprague’s Natural Gas business segment continued to post higher sales volumes relative to the year ago quarter as a result of our purchase of Metromedia Energy in 2014. Adjusted gross margin declined by $1.4 million quarter-over-quarter due to widening credit spreads on our forward contracts and fewer optimization opportunities early in the quarter compared to last year,” reported Mr. Glendon.

Materials Handling

•	Materials Handling adjusted gross margin increased by $2.7 million, or 30%, to $11.7 million for the second quarter 2015, compared to $9.0 million for the second quarter 2014.

“Increases in windmill component handling revenues, a full quarter of Kildair’s crude storage and handling activity, and asphalt storage contracts acquired from Castle Oil in 2014 all combined to generate a 30% quarter-over-quarter increase in Sprague’s Materials Handling adjusted gross margin,” said Mr. Glendon.

On July 29, 2015, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its fifth consecutive distribution increase and approved a cash distribution of $0.4875 per unit for the quarter ended June 30, 2015, representing a 3.2% increase over the distribution declared for the quarter ended March 31, 2015. The distribution will be paid on August 14, 2015 to unitholders of record as of the close of business on August 10, 2015.

“I continue to be pleased with Sprague’s financial performance this year and the efforts of each employee that have made it possible,” concluded Mr. Glendon.

Financial Results Conference Call

Management will review Sprague’s second quarter 2015 financial results in a teleconference call for analysts and investors today, August 6, 2015.

Date and Time:	August 6, 2015 at 10:00 AM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	91102849

The call will also be webcast live and archived on the investor relations section of Sprague’s website, www.spragueenergy.com.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, and adjusted gross margin are used as supplemental financial measures by management and external users of Sprague’s financial statements, such as investors, commercial banks, trade suppliers and research analysts, to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of Sprague’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•	The viability of acquisitions and capital expenditure projects;

•	The market value of its inventory and natural gas transportation contracts for financial reporting to its lenders, as well as for borrowing base purposes; and

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility.

Sprague defines EBITDA as net income before interest, income taxes, depreciation and amortization. Sprague defines adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague defines adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with GAAP. These measures should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from the results predicted. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s filings with the United States Securities and Exchange Commission (the “SEC”), including those set forth under Item 1A, “Risk Factors” of Sprague’s Annual Report on Form 10-K, and any subsequent reports Sprague files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

(Financial Tables Below)

Sprague Resources LP

Volume, Net Sales and Adjusted Gross Margin by Segment

Three Months and Six Months Ended June 30, 2015 and 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	289,086	306,096	1,015,518	894,852
Natural gas (MMBtus)	12,218	11,493	32,231	27,989
Materials handling (short tons)	484	525	1,069	1,219
Materials handling (gallons)	49,980	45,360	124,740	112,182
Net Sales:
Refined products	$578,851	$898,667	$2,010,696	$2,743,640
Natural gas	66,558	67,342	213,237	201,682
Materials handling	11,694	8,999	21,878	17,078
Other operations	4,640	4,653	14,290	11,960

Total net sales	$661,743	$979,661	$2,260,101	$2,974,360

Adjusted Gross Margin: (2)
Refined products	$25,943	$18,162	$92,249	$69,692
Natural gas	1,316	2,666	36,133	38,010
Materials handling	11,688	8,993	21,872	17,070
Other operations	1,641	1,352	4,624	2,688

Total adjusted gross margin	$40,588	$31,173	$154,878	$127,460

Calculation of Adjusted Gross Margin:
Total net sales	$661,743	$979,661	$2,260,101	$2,974,360
Less cost of products sold (exclusive of depreciation and amortization)	(616,059)	(953,788)	(2,106,432)	(2,818,207)
Add: unrealized (gain) loss on inventory	2,143	(759)	5,677	(6,625)
Add: unrealized (gain) loss on natural gas transportation contracts	(7,239)	6,059	(4,468)	(22,068)

Total adjusted gross margin	$40,588	$31,173	$154,878	$127,460

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three and six months ended June 30, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	Adjusted gross margin is defined as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague Resources LP

Summary Financial Data

Three Months and Six Months Ended June 30, 2015 and 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Statement of Operations Data:
Net sales	$661,743	$979,661	$2,260,101	$2,974,360
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	616,059	953,788	2,106,432	2,818,207
Operating expenses	17,641	15,358	36,524	32,196
Selling, general and administrative	18,918	11,124	51,299	38,535
Depreciation and amortization	5,185	4,130	10,177	8,085

Total operating costs and expenses	657,803	984,400	2,204,432	2,897,023

Operating income (loss)	3,940	(4,739)	55,669	77,337
Other income	—	—	514	—
Interest income	117	167	229	277
Interest expense	(6,459)	(6,713)	(14,225)	(14,729)

(Loss) income before income taxes	(2,402)	(11,285)	42,187	62,885
Income tax (provision) benefit	(148)	681	(798)	(357)

Net (loss) income	(2,550)	(10,604)	41,389	62,528

Adjust: Loss attributable to Kildair	—	1,110	—	3,313
Sprague Holdings’ incentive distributions	(49)	—	(49)	—

Limited partners’ interest in net (loss) income	$(2,599)	$(9,494)	$41,340	$65,841

Net (loss) income per limited partner unit:
Common - basic	$(0.12)	$(0.47)	$1.97	$3.27
Common - diluted	$(0.12)	$(0.47)	$1.93	$3.27
Subordinated - basic and diluted	$(0.12)	$(0.47)	$1.97	$3.27
Units used to compute net (loss) income per limited partner unit:
Common - basic	10,999,848	10,091,388	10,947,890	10,081,840
Common - diluted	10,999,848	10,091,388	11,174,910	10,084,821
Subordinated - basic and diluted	10,071,970	10,071,970	10,071,970	10,071,970
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(2,550)	$(10,604)	$41,389	$62,528
Add/(Deduct):
Interest expense, net	6,342	6,546	13,996	14,452
Tax provision (benefit)	148	(681)	798	357
Depreciation and amortization	5,185	4,130	10,177	8,085

EBITDA (2)	$9,125	$(609)	$66,360	$85,422
Add: unrealized (gain) loss on inventory	2,143	(759)	5,677	(6,625)
Add: unrealized (gain) loss on natural gas transportation contracts	(7,239)	6,059	(4,468)	(22,068)

Adjusted EBITDA (3)	$4,029	$4,691	$67,569	$56,729

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three and six months ended June 30, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	EBITDA represents net income before interest, income taxes, depreciation and amortization.
3)	Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague Resources LP

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

Three Months and Six Months Ended June 30, 2015 and 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands)		($ in thousands)
Reconciliation of adjusted EBITDA to distributable cash flow:
Adjusted EBITDA (2)	$4,029	$4,691	$67,569	$56,729
Add/(Deduct):
Cash interest expense, net	(5,460)	(5,327)	(12,208)	(12,041)
Cash taxes	142	349	(1,186)	(66)
Maintenance capital expenditures	(3,233)	(764)	(4,994)	(2,027)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	63	3,686	4,132	4,224
Other	360	269	1,163	310
Eliminate the effects of Kildair (3)	—	624	—	352

Distributable cash flow	$(4,099)	$3,528	$54,476	$47,481

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three and six months ended June 30, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.
3)	To report distributable cash flow excluding Kildair for the periods that were under common control and prior to the Kildair acquisition on December 9, 2014.